GUARANTY AND SECURITY AGREEMENT
THIS DOCUMENT CONTAINS A WAIVER OF TRIAL BY JURY

This GUARANTY dated as of December 27, 2011, is made by Jones Soda Co. a Washington corporation (“Guarantor”), in favor of Access Business Finance L.L.C. (“Creditor”).

FOR GOOD AND VALUABLE CONSIDERATION, and to induce Creditor to extend financial accommodations to Debtor (as defined below) Guarantor agrees as follows:

1. DEFINITIONS AND CONSTRUCTION. As used herein:

1.1. 1.2. 1.3.	“Agreement” — This Guaranty, as amended. “Bankruptcy Code” — Title 11 of the United States Code. “Chosen State” — Washington.

1.4. “Collateral” – all of Guarantor’s now owned and hereafter acquired personal property and fixtures, and proceeds thereof (including proceeds of proceeds), including without limitation: Accounts, Chattel Paper; Goods, including Inventory and Equipment; Instruments, Investment Property other than any equity owned or hereafter acquired by Guarantor in any entity formed under the laws of a jurisdiction other than the District of Columbia the United States, or any state or territory of the United States; Documents; and General Intangibles.

1.5. “Credit Documents” — that certain Loan and Security Agreement dated of essentially even date herewith between, inter alia, Debtor and Creditor, all documents executed in connection therewith, and all permitted amendments or renewals to or of any of the foregoing, or any other document evidencing a Guaranteed Obligation.

1.6. “Creditor” – See Preamble.

1.7. “Debtor” — Jones Soda (Canada) Inc., and all its successors-in-interest by operation of law or otherwise, including any Trustee (as defined in the Bankruptcy Code) or debtor-in-possession, and any successor-in-interest arising out of any merger or reorganization involving such entity, whether the surviving or disappearing entity.

1.8. “Guaranteed Obligations” — all present and future obligations of Debtor to Creditor, including but not limited to obligations arising out of the Credit Documents, including interest that, but for the filing of a petition under the Bankruptcy Code with respect to Debtor, would have accrued on any such obligations, and attorneys’ fees, whether incurred before or after any entry of an order for relief with respect to Debtor in a case under the Bankruptcy Code.

1.9. “Guarantor” – See Preamble.

2. GUARANTY

2.1. Promise to Pay and Perform. Guarantor unconditionally and irrevocably guarantees to Creditor the prompt payment and performance of the Guaranteed Obligations whether or not the Guaranteed Obligations are found to be invalid, illegal or unenforceable, this being a guaranty of payment and not a guaranty of collection.

2.2. Cumulative Obligations. The obligations hereunder are in addition to any other obligations of Guarantor under any other guaranties of the indebtedness or other obligations of Debtor or any other Person at any time given to Creditor. This Agreement shall not affect or invalidate any such other guaranties.

2.3. Continuing Guaranty. This Agreement shall remain in full force and effect notwithstanding the fact that, at any particular time, no Guaranteed Obligations may be outstanding.

2.4. Joint and Several Obligation; Independent Obligation. Guarantor is directly, jointly, and severally with all other guarantors of the Guaranteed Obligations liable to Creditor. The obligations of Guarantor hereunder are direct and primary and are independent of the obligations of Debtor or any other such guarantor, and a separate action may be brought against Guarantor irrespective of whether an action is brought against Debtor or any other guarantor or whether Debtor or any such other guarantor is joined in such action. Guarantor’s liability hereunder shall not be contingent upon the exercise or enforcement by Creditor of any remedies it may have against Debtor or any other guarantor or the enforcement of any lien or realization upon any security Creditor may at any time possess. Any release that may be given by Creditor to Debtor or any other guarantor shall not release Guarantor.

3. GRANT OF SECURITY INTEREST. To secure the payment and performance in full of the Guarantor’s obligations hereunder, Guarantor grants to the Creditor a security interest in the Collateral and all proceeds and products thereof.

4. AUTHORIZATION TO CREDITOR.

4.1. Guarantor hereby irrevocably authorizes Creditor at Guarantor’s expense, to exercise at any time any of the following powers until all of the Guaranteed Obligations have been paid in full:

4.1.1. Receive, endorse and deposit, in the name of Creditor or Guarantor, all cash, checks, and other instruments relating to the Collateral or the proceeds thereof;

4.1.2. Take or bring, in the name of Creditor or Guarantor, all actions, or proceedings deemed necessary to effect collection of the Collateral;

4.1.3. File in the name of Guarantor or Creditor or both,

4.1.3.1.	Mechanic’s lien or related notices or

4.1.3.1.1.	Claims under any payment bond, in connection with goods or services sold by Guarantor in connection with the improvement of realty; and

4.1.3.1.2.	Notify any Account Debtor obligated with respect to any Account, that the underlying Account has been assigned to Creditor by Guarantor and that payment thereof is to be made to the order of and directly and solely to Creditor.

4.1.4. After default in the performance of Guarantor’s obligations hereunder:

4.1.4.1.	Change the address for delivery of mail to Guarantor and to receive and open mail addressed to Guarantor;

4.1.4.2.	Extend the time of payment of, compromise, or settle for cash, credit, return of merchandise, and upon any terms or conditions, any and all Collateral which includes a monetary obligation and discharge or release any Account Debtor or other obligor (including filing of any public record releasing any lien granted to Guarantor by such Account Debtor), without affecting any of the Guaranteed Obligations;

4.1.4.3.	Pay any sums necessary to discharge any lien or encumbrance which is senior to Creditor’s security interest in the Collateral, which sums shall be repaid by Guarantor on demand and accrue interest at the lesser of (1) the rate chargeable to the Debtor under the Credit Agreements at the time the sums have been paid, or (2) the maximum rate of interest which may be charged to the Guarantor hereunder.

4.2. Guarantor authorizes Creditor to accept, indorse, and deposit on behalf of Guarantor any checks tendered by an Account Debtor “in full payment” of its obligation to Guarantor. Guarantor shall not assert against Creditor any claim arising therefrom, irrespective of whether such action by Creditor effects an accord and satisfaction of Guarantor’s claims, under §3-311 of the Uniform Commercial Code, or otherwise.

5. COVENANTS.

5.1. Guarantor shall keep informed of Debtor’s financial condition as well as all other circumstances that bear upon the risk of nonpayment of the Guaranteed Obligations.

5.2. Guarantor shall, from time to time, at the expense of Guarantor, promptly execute and deliver all further documents and take all further action that may be necessary, or that Creditor may reasonably request, to enable Creditor to exercise and enforce its rights and remedies hereunder.

5.3. The Creditor may inspect any Collateral at any time upon reasonable notice.

5.4. Creditor may at any time notify any Account Debtors and any obligors (each an “Obligor”) under instruments to make payments directly to Creditor.

5.5. Guarantor shall not create, incur, assume or permit to exist any non-purchase-money lien upon or with respect to any of its assets. Guarantor authorizes Creditor to record a record in any public records filing office advising third parties that the taking of any such lien by them may constitute the tortuous interference with Creditor’s rights hereunder.

6. PAYMENTS.

6.1. Nature and Application of Payments. Creditor may apply any payment with respect to the Guaranteed Obligations or any other amounts due hereunder in such order, as Creditor shall in its sole and absolute discretion determine, irrespective of any contrary instructions received from any other Person.

6.2. Indefeasible Payment; Revival. If any portion of any payment to Creditor hereunder is set aside and repaid by Creditor for any reason after being made by Guarantor, the amount so set aside shall be revived as a Guaranteed Obligation and Guarantor shall be liable for the full amount Creditor is required to repay plus all costs and expenses (including attorneys’ fees, costs, and expenses) incurred by Creditor in connection therewith.

6.3. ACH Authorization. In order to satisfy any of the Guaranteed Obligations, Guarantor authorizes Creditor to initiate electronic debit or credit entries through the ACH system to any deposit account maintained by Guarantor.

7. REPRESENTATIONS AND WARRANTIES. Each (if more than one Guarantor) Guarantor represents and warrants as follows (which representations and warranties shall be true, correct, and complete at all times):

7.1. This Agreement is not made by Guarantor in reliance on any representation or warranty, express or implied, by Creditor concerning the financial condition of Debtor, the nature, value, or extent of any security for the Guaranteed Obligations, or any other matter, and no promises have been made to Guarantor by any person to induce Guarantor to enter into this Agreement, except as set forth in this Agreement. Guarantor is presently informed of the financial condition of Debtor and of all other circumstances that a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Guaranteed Obligations.

7.2. The consideration received by Guarantor in connection with this Agreement is adequate and satisfactory in all respects, and represents reasonably equivalent value, to support this Agreement and Guarantor’s obligations hereunder.

7.3. If it is a registered entity, it:

7.3.1. Is organized, validly existing, and in good standing under the laws of the jurisdiction of its formation;

7.3.2. Has the power and authority and all governmental licenses, authorizations, consents, and approvals to execute, deliver, and perform its obligations hereunder;

7.3.3. This Agreement has been authorized by all necessary action by Guarantor, and does not and will not:

7.3.3.1.	Contravene the terms of Guarantor’s organizational documents;

7.3.3.2.	Conflict with or result in any breach or contravention of, any contractual obligation to which Guarantor is a party or any order, injunction, writ, or decree of any governmental authority to which Guarantor or Guarantor’s properties are subject;

7.3.3.3.	Violate any law, rule, or regulation of any governmental authority.

7.4. There are no actions, suits, proceedings, claims, or disputes pending, or, to the best knowledge of Guarantor, threatened or contemplated, at law, in equity, in arbitration, or before any governmental authority, against Guarantor or any of Guarantor’s properties which purport to affect or pertain to this Agreement or any of the transactions contemplated hereby or thereby.

8. WAIVERS. Guarantor waives:

8.1. ANY AND ALL SURETYSHIP DEFENSES, WHETHER ARISING BY CONTRACT, STATUTE OR BY OPERATION OF LAW.

8.2. Notice of any adverse change in the financial condition of any Debtor, the release of any collateral securing the Guaranteed Obligations, any fact that may increase Guarantor’s risk hereunder; any default in the performance of the Guaranteed Obligations; and any other notice to which Guarantor might be entitled.

8.3. Any claim of usury.

8.4. Any other defense arising by reason of any disability or other defense (other than the defense that the Guaranteed Obligations have been fully paid) of Debtor including any defense arising from any statute of limitations;

8.5. Any lack of power or authority of Debtor.

8.6. All Guarantor’s rights of reimbursement, indemnification, and contribution and any other rights and defenses that are or may become available to Guarantor.

8.7. All rights and defenses arising out of an election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed the guarantor’s rights of subrogation and reimbursement against the Debtor.

9. ACKNOWLEDGEMENTS AND AGREEMENTS.

9.1. Modifications to Credit Documents and Guaranteed Obligations. Without notice to Guarantor and without affecting or impairing the obligations of Guarantor hereunder, Creditor may, compromise or settle, extend the period of duration or the time for the payment, or discharge the performance of, or may refuse to, or otherwise not enforce, or may, release any obligor of the Guaranteed Obligations or may grant other indulgences to Debtor in respect thereof, or may amend the Credit Documents, or may enforce, exchange, release, or waive any security for the Guaranteed Obligations or any guaranty of the Guaranteed Obligations.

9.2. Subordination. All present and future indebtedness of Debtor to Guarantor is subordinated to the payment of the Guaranteed Obligations. In this regard, no payment of any kind whatsoever shall be made with respect to such indebtedness until the Guaranteed Obligations have been indefeasibly paid in full. Any payment received by Guarantor in respect of such indebtedness shall be held by Guarantor as trustee for Creditor, and promptly paid over to Creditor on account of the Guaranteed Obligations but without reducing or affecting in any manner the liability of Guarantor under the other provisions of this Agreement. Upon request by Creditor, any notes or other instruments now or hereafter evidencing such indebtedness of Debtor to Guarantor, shall be marked with a legend that the same are subject to this Agreement or shall be delivered to Creditor for safekeeping.

9.3. Commercially Reasonable Disposition of Collateral. Any disposition of any collateral securing the Guaranteed Obligations shall be deemed commercially reasonable if, in the written opinion of three (3) commercial loan officers with three (3) or more years of workout experience each, the manner of the disposition was not inconsistent with the manner in which such commercial loan officers would have handled the disposition.

10. NOTICES.

10.1. All notices required to be given to Guarantor shall be deemed given upon the first to occur of (i) deposit thereof in a receptacle under the control of the United States Postal Service, (ii) transmittal by electronic means to a receiver under the control of such party; or (iii) actual receipt by such party or an employee or agent of such party.

10.2. All notices to Creditor hereunder shall be deemed given upon actual receipt by a responsible officer of Creditor.

10.3. Notices hereunder shall be sent to the following addresses, or to such other addresses as each such party may in writing hereafter indicate:

Jones Soda Co.
Address:	1000 1st Avenue S., Suite 100

Seattle, WA 98134

Officer:	William Meissner

Fax Number:	(206) 624-6857

Access Business Finance L.L.C.

Address: Officer: Fax Number:	14205 S.E. 36th Street BELLEVUE, WA 98006 Doug McDonald 425-747-1404

11. AMENDMENT AND WAIVER. Only a writing signed by all parties hereto may amend this Agreement. No failure or delay in exercising any right hereunder shall impair any such right that Creditor may have, nor shall any waiver by Creditor hereunder be deemed a waiver of any default or breach subsequently occurring. Creditor’s rights and remedies herein are cumulative and not exclusive of each other or of any rights or remedies that Creditor would otherwise have.

12. COSTS AND EXPENSES. Guarantor agrees to reimburse Creditor on demand for the actual costs including:

12.1. Attorneys’ fees, which Creditor has incurred or may incur in enforcing this Agreement or in connection with any federal or state insolvency proceeding commenced by or against Guarantor, including those (i) arising out of the automatic stay, (ii) seeking dismissal or conversion of the bankruptcy proceeding or (iii) opposing confirmation of Guarantor’s plan thereunder.

12.2. Photocopying (which, if performed by Creditor’s employees, shall be at the rate of $.10/page), travel, and attorneys’ fees and expenses incurred in complying with any subpoena or other legal process attendant to any litigation in which Guarantor is a party.

13. SUCCESSORS AND ASSIGNS.

13.1. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

13.2. Creditor may assign its rights and delegate its duties hereunder in connection with an assignment of the Guaranteed Obligations. Upon such assignment, Guarantor shall be deemed to have attorned to such assignee and shall owe the same obligations to such assignee and shall accept performance hereunder by such assignee as if such assignee were Creditor.

14. ENTIRE AGREEMENT. No promises of any kind have been made by Creditor or any third party to induce Guarantor to execute this Agreement. No course of dealing, course of performance or trade usage, and no parole evidence of any nature, shall be used to supplement or modify any terms of this Agreement.

15. REVOCATION.

15.1. Guarantor waives any right to revoke the Agreement as to future Guaranteed Obligations.

15.2. If, contrary to the express intent of this agreement, any such revocation is effective, (a) it shall not be effective until written notice thereof has been actually received by any officer of Creditor; (b) it shall not apply to any Guaranteed Obligations in existence on such date (including any subsequent continuation, extension, or renewal thereof); (c) it shall not apply to any Guaranteed Obligations made or created after such date pursuant to a commitment of Creditor which was, or is believed in good faith by Creditor to be, in existence on the date of such revocation; (d) no payment by any other Guarantor or Debtor, or from any other source, prior to the date of such revocation shall reduce the obligations of Guarantor hereunder; and (e) any payment by Debtor or from any source other than Guarantor, subsequent to the date of such revocation, shall first be applied to that portion of the Guaranteed Obligations, if any, as to which the revocation by Guarantor is effective and, to the extent so applied, shall not reduce the obligations of Guarantor hereunder.

15.3. This Agreement and all transactions contemplated hereunder and/or evidenced hereby shall be governed by, construed under, and enforced in accordance with the internal laws of the Chosen State.

16. WAIVER OF TRIAL BY JURY. IN RECOGNITION OF THE HIGHER COSTS AND DELAY WHICH MAY RESULT FROM A JURY TRIAL, THE PARTIES HERETO WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING HEREUNDER, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY FURTHER WAIVES ANY RIGHT TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

17. VENUE; JURISDICTION. Any suit, action or proceeding arising hereunder, or the interpretation, performance or breach hereof, shall, if Creditor so elects, be instituted in any court sitting in the Chosen State, in the city in which Creditor’s chief executive office is located, or if none, any court sitting in the Chosen State (the “Acceptable Forums”). Guarantor agrees that the Acceptable Forums are convenient to it, and submits to the jurisdiction of the Acceptable Forums and waives any and all objections to jurisdiction or venue. Should such proceeding be initiated in any other forum, Guarantor waives any right to oppose any motion or application made by Creditor to transfer such proceeding to an Acceptable Forum.

18. SERVICE OF PROCESS. Guarantor agrees that Creditor may effect service of process upon Guarantor by regular mail at the address set forth in this Agreement, or at the option of Creditor if Guarantor is a Registered Organization, by service upon Guarantor’s agent for the service of process.

IN WITNESS WHEREOF, Guarantor has executed this Agreement as of the date first written above.

Jones Soda Co.

By: /s/ William R. Meissner
Name: William Meissner
Title: CEO

STATE OF Washington	)
) ss
COUNTY OF King	)

On this day personally appeared before me William Meissner to me known to be the CEO of Jones Soda Co, the corporation that executed the foregoing instrument, and he (he/she) acknowledged the said instrument to be the free and voluntary act and deed of said corporation, for the uses and purposes therein mentioned, and on oath stated that he (he/she) was authorized to execute the same instrument.

GIVEN under my hand and official seal this 27th day of December, 2011.

/s/ Karen Wheeler

Karen S. Wheeler	.

(print notary’s name)
Notary Public in and for the State of Washington residing at Seattle My commission expires: 8/20/14